Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-155644) and related Prospectus of Sunoco Logistics Partners L.P. pertaining to equity securities of Sunoco Logistics Partners L.P. (as issuer of common units representing limited partnership interests) and debt of Sunoco Logistics Partners Operations L.P. (as issuer of debt securities), and in the Registration Statement (Form S-8 No. 333-96897) pertaining to the Sunoco Partners LLC Long-Term Incentive Plan of Sunoco Logistics Partners L.P., of our report dated February 24, 2009, except as it pertains to the retrospective adjustment of earnings per unit discussed in Note 1 and the business segment information discussed in Note 14, as to which the date is January 27, 2010, with respect to the financial statements of Sunoco Logistics Partners L.P. included in this Current Report on Form 8-K, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 27, 2010